Exhibit h(30)

AMENDMENT NO. 2 TO MASTER SERVICES AGREEMENT

THIS AMENDMENT (this “Amendment”), effective as of September 25, 2020, by and among Domini Investment Trust, a Massachusetts business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated January 10, 2020 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1. Amendments.

(a) Schedule A to the Agreement shall be deleted and replaced in its entirety with the attached Schedule A.

2. Miscellaneous.

(a) Except as amended hereby, the Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

DOMINI INVESTMENT TRUST

By:	/s/ CM Laible
Name:	Carole M. Laible
Title:	President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ William J. Tomko
Name:	William J. Tomko
Title:	Executive Vice President

Exhibit h(30)

SCHEDULE A

To the

Master Services Agreement

Between

Domini Investment Trust

and

Ultimus Fund Solutions, LLC

Dated November 30, 2020

Fund Portfolio(s)

Domini Impact Equity Fund

Domini Impact International Equity Fund

Domini Impact Bond Fund

Domini Sustainable Solutions Fund

Domini International Opportunities Fund